Code of Ethics

Type: Operating Policy

Responsibility: Penn Series		Origination Date: 1/1/2017

Number: PS - 54.0		Amended Date: 12/1/2022

Third-Party Accessible: Yes		Review Cycle: Annually

Responsible Owner (Title): Chief Compliance Officer

Approver (Title) – Only for Policies: Board of Directors

Company: (check all that apply)

☐ Penn Mutual	☐ PIA	☐ PIA NY	☐ PIA Re I

☐ HTK	☐ Vantis	☐ PMAM	☒ Penn Series

Description

Background

Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (“1940 Act”) requires every fund (other than a money market fund or a fund that does not invest in “covered securities” as that term is defined in the Rule) and each investment adviser of and principal underwriter for the fund, to adopt a written code of ethics (“Code of Ethics”) containing provisions reasonably designed to prevent its “access persons”, as defined in the Rule, from engaging in conduct expressly prohibited by the Rule (as detailed below).

The Penn Series Funds (“Funds” or “the Company”) is an open-end management investment company that offers shares of diversified Funds for variable annuity contracts and variable life insurance policies issued by The Penn Mutual Life Insurance Company and its subsidiary, The Penn Insurance and Annuity Company. The Funds’ Code of Ethics (“Code”) adopted under Rule 17j-1 governs the Funds’ policies and procedures pursuant to 17j-1. Fund Compliance will communicate the Code to applicable Access Persons. The Fund’s investment adviser, Penn Mutual Asset Management, LLC (“PMAM” or the “Adviser”), and its sub-advisers maintain separate codes of ethics that are designed to comply with the requirements of Rule 17j-1. No less frequently than annually, the Funds will obtain from PMAM and each sub-adviser a certification stating it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

Access Persons are required to act with integrity and good faith, particularly when their personal interests may conflict with the Funds’ interests. Potential conflicts of interests include circumstances where Access Persons involved with the Funds: know about a Fund’s present or future portfolio transactions; have the power to influence a Fund’s portfolio transactions; and engage in securities transactions in their personal account(s).

In accordance with the requirements of the Rule, the Funds have adopted this Code to address transactions and conduct that may create conflicts of interest, establish reporting requirements, and create enforcement procedures.

Definitions of underlined terms used throughout the Code are included in the definitions section below.

About the Code of Ethics

This Code sets forth specific prohibitions and restrictions, and applies to all Fund Access Persons except where otherwise noted. Fund Access Persons generally are all Directors of the Funds, both interested and Independent, and all Fund Officers. The Code also sets out reporting requirements for Access Persons.

General Principles

The Funds have adopted the following principles to be followed by their Access Persons:

• You are required to comply with Federal Securities Laws and other regulatory rules and regulations related to your personal investment activities.

PS - 54.0 Code of Ethics 2	Page 1 of 7

PS - 54.0 Code of Ethics 2

•  You are expected to maintain the highest ethical standards when making personal securities transactions.

•  You must not misuse non-public information about Fund portfolios, such as portfolio holdings, pending holdings or contemplated purchases or sales, for your personal benefit or the benefit of others. Equally, you may not use similar information to cause a Fund portfolio to take action or fail to take action which will result in your personal benefit

•  The interests of the Fund and Funds’ shareholders are paramount. You must place Fund and shareholder interests before your own.

•  You must avoid actions or activities that allow you or your family to benefit from your position with the Fund, or that bring into question your independence or judgement.

•  You may not engage in any securities transaction that creates, may create, or may appear to create conflicts of interest.

•  Access Persons are expected to notify the Code Administrator to obtain approval to participate in any outside employment or directorships.

•  Access Persons are expected to notify the Code Administrator to obtain approval to participate in any outside investment group.

•  You are expected to seek guidance if you need assistance or if you are unsure as to the application of the Code. The Code Administrator and Chief Compliance Officer (“CCO”) will provide assistance and guidance in interpreting this Code.

Fund Access Persons may not, in connection with purchase or sale, directly or indirectly, of a security held or to be acquired by the Funds:

•  Employ any device, scheme or artifice to defraud the Funds;

•  Make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

•  Engage in any act, practice or course of business that operations or would operate as a fraud or deceit upon the Funds; or

•  Engage in any manipulative practice with respective to the Funds;

•  Disclose information pertaining to a Fund’s portfolio transactions and holdings, unless such disclosure is made in connection with your regular duties or functions;

•  Utilize information concerning prospective or actual portfolio transactions in a manner that might prove detrimental to the interests of the Funds;

•  Personally affect a purchase, sale or exchange of shares of a Fund while in possession of material non-public information concerning the portfolio holdings or pending transactions of such Fund;

•  Use your position for your personal benefit or attempt to cause a Fund to purchase, sell or hold a particular portfolio security when that action may reasonably be expected to create a personal benefit for you;

•  Engage in any act, practice or course of conduct which would violate applicable provisions of the federal securities laws; or

•  Engage in, or help others engage in, late trading in the Funds.

ACCESS PERSONS (other than Independent Directors)

Access Person - Restrictions

•  Blackout Period on Personal Securities Transactions. This restriction applies to Access Persons who, in conjunction with their regular duties, make, participate in, or obtain information regarding the purchase or sale of securities by the Funds or whose functions related to the making of any recommendation with respect to the purchases or sales. These persons may not purchase or sell, directly or indirectly, any security in which they have (or by reason of such transaction acquire) any Beneficial Ownership on the same day as the same security is being purchased or sold by the Funds.

•  Initial Public Offering. All Access Persons must pre-clear any security as part of an initial public offering (equity) by the issuer.

•  Limited Offering. All Access Persons must pre-clear private placement investments. Note that private placements

PS - 54.0 Code of Ethics 2

include any investment in any private fund managed by the Adviser.

•  Short-Term Trading. Access Persons may not profit from Short-Term trading and market timing.

•  Limits on Accepting or Receiving Gifts. Access Persons may not accept or receive gifts of more than de minimis value from any person or entity in connection with the Funds’ entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of the Fund. If you receive a gift, regardless of its value, you must promptly report the gift to the Code Administrator. All gifts of cash and cash equivalents are prohibited. The Penn Mutual Rewards program is deemed excluded from this requirement.

Access Person – Preclearance Requirement

To pre-clear transactions that are restricted and/or require pre-clearance under this Code, you may submit a pre-clearance request through BasisCode/Orion Compliance or contact the Code Administrator or CCO by email. Your pre-clearance request must include the security, the principal amount or number of shares of the security proposed to be purchased or sold prior to engaging in any transaction. Approval will be communicated in writing from the Code Administrator or CCO. Pre-clearance approval will remain in effect for the day specified in the request.

Access Person - Reporting Requirements

Access Persons (other than Independent Directors) must comply with the reporting requirements.

•  Code Acknowledgement. All Access Persons will receive a copy of this Code as well as any future Code amendments. If you are an Access Person, you must acknowledge receipt and understanding of this Code.

•  Initial Holdings Report. Within ten (10) days of the date you have been identified as an Access Person, you must provide your initial holdings report to the Code Administrator. Your Initial Holdings Report must be current as of a date no more than forty-five (45) days before you have been identified as an Access Person. The Initial Holdings Report should list all securities subject to disclosure that you own or have a Beneficial Ownership interest. This report should include the name of the financial institution that maintains the account in which the Securities are held, the name(s) on the account, account number, each security name, the type of security, as applicable, the exchange ticker symbol or CUSIP number, number of shares, principal amount of each security, and the date that the report is submitted.

•  If you do not have any securities to report, you are still required to submit an initial holdings report.

•  Quarterly Personal Trading Report. You must submit your quarterly personal trading report within thirty (30) days after the end of a calendar quarter. Your quarterly personal trading report must include all transactions during the quarter in Securities subject to disclosure in which you own or had any Beneficial Ownership interest. This report must include the name of the financial institution that maintains the account in which Securities are held, name(s) on the account, account number, each security name, the type of security, as applicable, the exchange ticker symbol or CUSIP number, number of shares, principal amount of each security, the interest rate and maturity date (if applicable) and the date the report is submitted. With respect to any account established in which any securities were held during the quarter, the report must also disclose the name of the financial institution where the account was established, the date the account was established and the date the report was submitted.

•  If you did not have any reportable transactions during the quarter, you are still required to submit a quarterly transaction report indicating as such.

•  Annual Holdings Report. You must provide your Annual Holdings Report within thirty (30) days of the annual notification from the Code Administrator. Your Annual Holdings Report must be current as of a date no more than forty-five (45) days before the report is submitted. The Annual Holdings Report should include all Securities subject to disclosure in which you own or have a Beneficial Ownership interest. This report should include the same information as required for your Initial Holdings Report.

•  If you do not have any holdings to report, you are still required to submit an Annual Holdings Report indicating as such.

Access Person - Reporting Requirement Exceptions

You are not required to detail or list the following transactions in your reports:

•  Purchases or sales of securities effected pursuant to an Automated Investment Plan.

•  Purchases effected on the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer and sales of such rights so acquired.

•  Direct subscription of open-end mutual funds (excludes open-end mutual fund purchases or redemptions in a brokerage account or mutual funds managed by the Adviser).

•  Employer sponsored retirement plans such as 401K plans, defined benefit plans and other defined contribution plans.

PS - 54.0 Code of Ethics 2

•  Purchases or sales which are non-volitional on the part of the person including stock splits, mandatory tenders, dividend reinvestment plans, automatic payroll deduction plan, automatic rebalancing activities.

•  Purchases or sales effected for any account over which you have no director or indirect influence or control

The Funds’ CCO shall appoint a Code Administrator to perform the duties described below:

–   The Code Administrator will notify each person who becomes an Access Person and who is required to report under this Code of Ethics of their requirements no later than 10 calendar days after being deemed an Access Person.

–   The Code Administrator will, on a quarterly basis, compare all reported personal securities transactions with the Funds’ portfolio transactions completed during the period to determine whether a Code violation may have occurred. The Code Administrator will discuss any irregularities identified with the Access Person to confirm if a violation has occurred.

–   If the Code Administrator finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the Code Administrator will submit a written report regarding the possible violation to the Funds’ CCO, together with any explanatory material provided by the person who violated or may have violated the Code.

–   The Code Administrator will document any approvals granted to Access Persons for the acquisition of securities offered in connection with an Initial Public Offering or Limited Offering. The report must include the rationale supporting any decision to approve such acquisition.

–   If a determination is made that a person has violated the Code, the CCO will notify the Board of Directors (the “Board”) at the next regularly scheduled Board meeting unless, in the CCO’s discretion, circumstances warrant an earlier report.

–   At least annually, the Fund CCO will provide a written report to the Funds’ Board to address any issues arising under the Code during the previous year, including any material Code or procedural violations, and any resulting actions. The report will be accompanied by a certification to the Board that the Funds, the Adviser and each sub-adviser have adopted procedures reasonably necessary to prevent their Access Persons from violating their Code of Ethics.

INDEPENDENT DIRECTORS

Independent Directors – Reporting Requirements

•  Independent Directors will acknowledge annually they have read, understand and agree to comply with the Code.

•  Independent Directors are not required to provide initial or annual holdings reports.

•  If you are an Independent Director and you engage in a securities transactions and you knew at the time of the transaction, or in the ordinary course of fulfilling your official duties as a Director, should have known, that during the 15 day period immediately preceding or following the date of your transaction, the same security was being considered for purchase or sale by the Funds, you must submit a report of your security transaction to the Code Administrator no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. You must report all transactions in a security in which you acquire direct or indirect Beneficial Ownership if you had the actual or constructive knowledge described.

Independent Directors - Reporting Requirement Exceptions

You are not required to detail or list the following transactions in your reports:

•  Purchases or sales of securities effected pursuant to an Automated Investment Plan.

•  Purchases effected on the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer and sales of such rights so acquired.

•  Direct subscription of open-end mutual funds (excludes open-end mutual fund purchases or redemptions in a brokerage account or mutual funds managed by the Adviser).

•  Employer sponsored retirement plans such as 401K plans, defined benefit plans and other defined contribution plans.

•  Purchases or sales which are non-volitional on the part of the person including stock splits, mandatory tenders, dividend reinvestment plans, automatic payroll deduction plan, automatic rebalancing activities.

•  Purchases or sales effected for any account over which you have no direct or indirect influence or control.

PS - 54.0 Code of Ethics 2

SENIOR FINANCIAL OFFICERS

The reputation and integrity of the Funds are valuable assets that are vital to the Funds success. The Fund’s president,treasurer or principal financial officer, principal accounting officer or controller, or any person performing similar functions (collectively, “SFO”) is responsible for conducting the Fund’s business in a manner that demonstrates a commitment to the highest standards of integrity.

The purposes of this SFO Code are to deter wrong-doing and to promote:

•  Full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed with, or submitted to, the U.S. Securities and Exchange Commission and in other public communications made by the Funds;

•  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•  Compliance with applicable governmental laws, rules, and regulations;

•  Prompt internal reporting to an appropriate person of violations of the SFO Code; and

•  Accountability for adherence to the SFO Code.

The Funds have adopted the following guidelines under which the SFOs perform their duties. However, the Fund expects all employees who provide services to the Funds in the preparation of any part of the financial statements to follow the guidelines.

•  Act with honesty and integrity and avoid violations of this SFO Code, including avoidance of actual or apparent conflicts of interest with personal and professional relationships.

•  Disclose to the CCO any material transaction or relationship that reasonably could be expected to give rise to any violations of the SFO Code, including actual or apparent conflicts of interest. SFO’s should disclose these transactions or relationships whether you are involved or have only observed the transaction or relationship.

•  Provide information to service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable.

•  Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in periodic reports.

•  Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code.

•  Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

•  Respect the confidentiality of information acquired in the course of your work except when you have CCO approval to disclose it or where disclosure is otherwise legally mandated. SFOs may not use confidential information acquired in the course of work for the Funds for personal advantage.

•  Responsibly use and control all assets and resources employed or entrusted to you.

•  Record or participate in the recording of entries in the books and records that are accurate to the best of your knowledge.

SFO - Reporting Requirements

Each SFO will be asked to certify on an annual basis that they are in full compliance with the Code.

Suspected Violations

SFOs who observe, learn of, or, in good faith, suspect a violation of the Code must immediately report the violation to the CCO. An example of a possible SFO Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

Because service providers to the Funds perform much of the work relating to the financial statements, SFO’s should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. SFO’s should report these actions to the CCO even if you know, or think, that the service provider has its own code of ethics for its SFOs.

Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

Violations

Dishonest or unethical conduct or conduct that is illegal, or gives the appearance of any of the foregoing, will constitute a violation of this Code, regardless of whether this Code refers specifically to that particular conduct. A violation of this Code may result in disciplinary action, up to and including termination of employment. A variety of laws apply to the Fund and its operations, including the Securities Act of 1933, the Investment Adviser Act of 1940, state laws relating to duties owed by Fund directors and officers, and criminal laws. The federal securities laws generally prohibit the Adviser from making material misstatements in its prospectus and other documents filed with the SEC, or from omitting to state a material fact. These material misstatements and omissions include financial statements that are misleading or omit materials facts.

PS - 54.0 Code of Ethics 2

Funds Recordkeeping

The Funds will maintain the following records in accordance with Rules 17j-1 and 31a-2 under the 1940 Act at their principal place of business. A copy of this Code and any other code adopted by the Funds, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place. A record of any Code violation, and of any action taken as a result of the violation, will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred. A copy of each Quarterly Transaction Report, Initial Holdings Report and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place. A copy of each written report to the Board required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place. A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an Initial Public Offering or Limited Offering for at least five years after the end of the fiscal year in which the approval was granted.

Interrelationship with Other Codes

A person who is both an Access Person of a Fund and an Access Person of an investment adviser to a Fund is only required to report under and otherwise comply with the investment adviser’s Code of Ethics, provided such Code has been adopted pursuant to, and in compliance with, Rule 17j-1. Such report will satisfy any reporting obligations under this Code. The Adviser and each sub-adviser of the Funds must submit: A copy of its code of ethics adopted pursuant to or in compliance with Rule 17j-1; Copies of any reports made under its code of ethics by any person who is also covered by the Fund’s Code, upon request; and; Material amendments to its code of ethics, along with the certification under Rule 17j-1.

Responsibilities
All Fund Access Persons are covered under this Code
Applicability

All full, part-time and temporary employees.
Related Policies

All Applicable Policies.
Regulations

17j-1 Investment Company Act
Definitions

Access Persons means all employees, officers and managers who have regular access to nonpublic information regarding purchases and sales orders, purchase and sales recommendations, transactions and holdings information regarding the Funds.

Automated Investment Plan means a program under which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

Beneficial Ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest. In addition, you should consider yourself the Beneficial Owner of securities held by your spouse or domestic partner, your minor children, a relative who shares your home or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Code Administrator is the person that is appointed by the Funds’ CCO to administer this Code for the Funds.

Federal Securities Laws means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “Investment Company Act”), the Investment Advisers Act of 1940 (the “Advisers

PS - 54.0 Code of Ethics 2

Act”), Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the Commission under any of the statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Independent Director means a director of a Fund who is not an interested person as defined in Section 2(a)(19) of the Act.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering exempt from registration under the Securities Act of 1933. Limited Offerings include but are not limited to private placements, private offerings, private funds, hedge funds, private equity funds, and initial coin offerings.

Security or securities means the same as they do under Section 202(a)(18) of the Advisers Act, which includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement,collateral- trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that for reporting purposes under this Code, they do not include direct obligations issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements. For purposes of this Code, a virtual currency token (e.g., Bitcoin) that functions like a unit of fiat currency is not considered a security. However, a virtual currency token offered in an Initial Coin Offering that involves investment in a common enterprise, or is offered to investors with an expectation of profits to be derived from the entrepreneurial or managerial efforts of others will be deemed to be a security for purposes of this Code. Rider 1: The status of virtual currencies and related instruments may change over time. As a result, this definition also may change. Currently, the Funds do not invest in virtual currencies or related instruments. However, at such time as the Funds commence such investing, virtual currencies and related instruments that qualify as securities as defined above will be subject to the provisions of this Code. PMAM and/or the Funds will notify Covered Persons at such time.

Securities subject to disclosure means any security, except direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end mutual funds other than shares of exchange-traded funds and Fund Shares.

Short-Term Trading means the purchase and sale of a security subject to disclosure within a 30-day calendar period. Short-swing trading refers to a style of trading that attempts to capture gains in a stock within one to four days through a technical analysis of a stock’s short-term price momentum rather than its fundamentals or intrinsic value.

Our Shared Commitment
Doing what’s right today, together, for the promise of a brighter tomorrow. The feelings are mutual. Care. Respect. Belonging.